Exhibit 10.1

ACQUISITION AGREEMENT

DATED AS OF FEBRUARY 4, 2020

BY AND BETWEEN

MCTC HOLDINGS, INC.

AND

LELANTOS BIOTECH, INC.

THIS ACQUISITION AGREEMENT (“Agreement”) is entered into as of February 12, 2020 (the “Effective Date”), by and between MCTC Holdings, Inc., a Delaware corporation (“MCTC” or “Buyer”), Lelantos Biotech, Inc., a privately held Wyoming Corporation (“Lelantos” or “Seller”), and the Owners of Lelantos (the “Owners”).

MCTC, Lelantos and the Owners are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Lelantos is involved in various aspects of research and development in areas that are of interest to MCTC.

WHEREAS, MCTC wishes to acquire, for valuable consideration, all assets of Lelantos and all outstanding shares of Lelantos in a 100% acquisition of Lelantos (the “Acquisition”).

WHEREAS, Lelantos is a recently created corporation and has assets consisting only of intellectual property in the form of trade secrets relative to cannabinoid delivery systems, has no liabilities and no other business operations.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, agreements and covenants herein contained, the Parties agree as follows.

SECTION ONE - PURCHASE PRICE

1.1 The Purchase Price to be paid by MCTC for Lelantos shall be:

Four Hundred Thousand (400,000) common shares of MCTC (the “Acquisition Shares”) to be paid immediately and Five Hundred Thousand Dollars ($500,000) in the form of Seller’s Acquisition Notes payable to the owners of Lelantos, (the “Seller’s Acquisition Notes”) under the terms outlined herein.

1.2 Acquisition of All Assets. MCTC shall acquire all outstanding shares of Lelantos and all intellectual property assets.

1.3 Closing. The Closing shall take place as soon as the following conditions are met:

1

The Parties agree to all terms in the Agreement and each Party delivers an executed copy to the other Party.

The Respective Board of Directors of both MCTC and Lelantos unanimously pass and unanimously sign such resolutions authorizing this transaction.

Each Party receives the stated deliveries at Closing, as outlined herein.

1.4 Delivery at Closing. The Parties shall deliver the following at closing:

MCTC shall deliver:

●	Duly signed the resolution of the board of directors authorizing this transaction.
●	Issuance of the Acquisition Shares.
●	Issuance of the Acquisition Notes to the owners of Lelantos.

Lelantos shall deliver:

●	Signed Agreement authorizing the transaction.

SECTION TWO - REPRESENTATIONS AND AGREEMENT CONCERNING THE ACQUISITION

2.1 Representations of Lelantos. Lelantos hereby represents to MCTC, subject to those exceptions set forth in the Disclosure Schedule, as of the date of this Agreement and as of the Closing as follows:

(a) Organization of Sellers. Lelantos is a corporation duly organized, validly existing and in good standing under the laws of Wyoming.

(b) Authorization of Transaction. Lelantos has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, subject to the approval thereof by the holders of at least a majority in combined voting power of the outstanding shares of Lelantos’s common stock, par value $0.001 per share (the “Stockholder Approval”). This Agreement and the other Transaction Documents to which Lelantos is a party constitute the valid and legally binding obligation of Lelantos, enforceable in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and other similar Legal Requirements affecting creditors’ rights and remedies generally. As of the date hereof, the Lelantos board of directors has approved and declared advisable this Agreement and the transactions contemplated hereby.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the Transaction Documents to which Lelantos is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the charter, bylaws or other organizational or constitutional documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Seller is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets are subject.

2

(d) Litigation. Lelantos is not a party to any pending or, to Lelantos’s knowledge, threatened Proceeding which would reasonably be expected to affect the legality, validity or enforceability of, or prohibit the consummation of, the transactions contemplated by this Agreement.

(e) Lelantos was created as a corporate entity on December 1, 2019. Lelantos has no other assets, except those listed in Appendix A. It has no liabilities. It has no employees.

2.2 Representations of MCTC. MCTC hereby represents to Leantos as of the date of this Agreement and as of the Closing as follows:

(a) Organization of Sellers. MCTC is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b) Authorization of Transaction. MCTC has the corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party and to perform its obligations hereunder and thereunder. MCTC’s states it does not require a full shareholder vote to enter into and close upon this Agreement.

(c) Non-contravention. Neither the execution and delivery of this Agreement and the transaction documents to which MCTC is a party nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provision of the charter, bylaws or other organizational or constitutional documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which any Seller is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any Seller is a party or by which it is bound or to which any of its assets are subject.

(d) Litigation. MCTC is not a party to any undisclosed, pending or, to MCTC’s knowledge, threatened proceedings, which would reasonably be expected to affect the legality, validity or enforceability of, or prohibit the consummation of, the transactions contemplated by this Agreement.

SECTION THREE - CONSIDERATION TO BE PAID TO LELANTOS AND/OR ITS OWNERS

3.1 Common Stock Consideration - MCTC will pay Owner, Mount Fire, LLC, a Nevada limited liability company Four Hundred Thousand (400,000) restricted common shares (the “Acquisition Shares”) in MCTC upon closing. Registration rights for these shares are outlined herein. These Acquisition Shares shall be subject to sales restrictions as outlined in Section Four.

3.2 Consideration in Form Acquisition Notes - As consideration for the Acquisition, MCTC agrees to issue to the owners of Lelantos Seller’s Acquisition Notes with the value of Five Hundred Thousand Dollars ($500,000). These Seller’s Acquisition Notes Mature on May 31, 2020.

3

SECTION FOUR - CONCERNING THE ACQUISITION SHARES

4.1 Sales of Acquisition Shares shall be subject to a leak out agreement as follows:

●	The first One Hundred Thousand shares are eligible at any time.
●	The remaining 300,000 will be eligible for sale at the rate of 100,000 shares during any thirty-day (30) period.
●	The leak out can be canceled at any time by the MCTC board of directors based on majority vote of the directors.

4.2 Registration Rights for Acquisition Shares. Within Fourteen (14) days of the Effective Date of this Agreement, MCTC will cause a registration statement to be filed with the Securities & Exchange Commission to register the Acquisition Shares.

SECTION FIVE - CONCERNING THE ACQUISITION NOTES AND SHARES

5.1 The Acquisition Notes shall be issued to the Owners as directed by the general manager of Lelantos as outlined in the Seller’s Acquisition Notes.

5.2 The Owners will hold certain registration rights as outlined in the Seller’s Acquisition Notes.

5.3 The Owners will hold certain anti-dilution rights as outlined in the Seller’s Acquisition Notes.

5.4 The Owners will hold limited conversion rights as outlined in the Seller’s Acquisition Notes.

5.5. The Owners will be subject to leak out sales agreements as outlined in the Seller’s Acquisition Notes

SECTION SIX - OTHER PROVISIONS OF THE AGREEMENT

6.1 Disagreements - Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. MCTC agrees to pay for all reasonable costs of any such arbitration.

6.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses known to the Parties.

6.3 Cumulative Remedies. Except to the extent expressly provided to the contrary, the rights and remedies provided in this Agreement are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

4

5.4 Equitable Relief. The Parties acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

6.5 Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

6.6 Successor and Assigns. The rights evidenced hereby shall be binding upon and shall inure to the benefit of the Parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

6.7 Headings The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.8 Amendment and Modification; Waiver. Except as otherwise provided herein, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.9 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

6.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Californa in each case located in the County of Los Angeles, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

5

6.12 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.14 No Strict Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

End of Agreement Text - Signature Page(s) to Follow)

6

IN AGREEMENT:

FOR MCTC

 /S/ ARMAN TABATABAEI

ARMAN TABATABAEI - CEO

DATE: 2/12/2020

/S/ ROBERT L. HYMERS

ROBERT L. HYMERS - CFO

DATE:2/12/2020

FOR LELANTOS

/S/ MA HELEN M AM IS

MA HELEN M AM IS

DATE:2/16/2020

(END OF AGREEMENT)

7